Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154274

PROSPECTUS SUPPLEMENT

To Prospectus Dated November 12, 2009

Spheric Technologies, Inc.

Minimum of 1,166,667 shares of common stock;

Maximum of 1,333,334 shares of common stock

Spheric Technologies, Inc. (“Spheric,” “we,” “us,” or “our Company”) has prepared this Prospectus Supplement to update certain information contained in its Prospectus dated, November 12, 2009 (the “Prospectus”). Set forth below is disclosure regarding a new development for the Company. This Prospectus Supplement should be read in conjunction with the Prospectus. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 12, 2010.

The Prospectus is hereby amended and supplemented to add the following:

New Development

In December 2009, we completed the sale and delivery of a Spheric/Syno-Therm AMPS microwave furnace to NanoMaterials Innovation Center (NMIC), a wholly owned subsidiary of Alfred Technology Resources, Inc. (ATRI) based in Alfred, New York. The sale price of the furnace was $155,000. The furnace is computer controlled and capable of operating in continuous production at temperatures up to 1600° C. Factory technicians have installed the unit at NMIC.

We believe that this furnace is the first of its type to be installed in the United States and that its use by NMIC will provide valuable exposure for our industrial microwave furnace technology. The furnace is to be used for research and process development by commercial clients of the NMIC, faculty and students of Alfred University, one of the leading ceramics schools in the country, and other educational institutions in New York State.

ATRI is a not for profit corporation formed in 1987 by Alfred University and Corning Incorporated with the mission of creating employment in upstate New York through high tech incubation. ATRI, in cooperation with Alfred University and others, created NMIC in 2009 to leverage the technical resources of universities in New York and collaborate with industry focusing on the application of advances in nano-material science and engineering.

Shown above is a microwave furnace of the same type as the Spheric/Syno-Therm AMPS furnace installed at NMIC.